Exhibit 99.4


           KING WORLD PROCEEDS IN SUIT AGAINST SONY SUBSIDIARIES


          New York, NY, May 13, 1997 -- King World Productions, Inc. today announced it has filed a Form 8-K with the Securities and Exchange Commission regarding developments in its pending litigation with the two subsidiaries of Sony Pictures Entertainment that produce WHEEL OF
FORTUNE and JEOPARDY!

          On March 24, 1997, King World Productions, Inc. filed an action in California Superior Court, Los Angeles County, against those companies. In this suit, King World is seeking to confirm its rights to produce and license others to produce strip game shows for distribution in first-run syndication by others as explicitly recognized in the agreements under which King World distributes WHEEL OF FORTUNE and JEOPARDY!.

          On May 8, 1997, the defendants filed an answer and cross-complaint. The cross-complaint alleges that King World has breached the distribution agreements with the defendants and seeks a judgment for damages in an unspecified amount, for termination of the distribution agreements and/or for reformation (in effect, a judicial rewriting) of the agreements to prohibit King World from, among other things, producing any strip game show for first- run syndication. King World believes that the allegations of the cross-complaint are baseless and wholly without merit.

          Roger King, the Chairman of the Board of King World, said "King World has never taken any action that would breach the agreements under which it distributes WHEEL OF FORTUNE and JEOPARDY! Indeed, Sony's request that the court rewrite the agreements reflects the fact that the unambiguous language of the agreements acknowledges King World's right to produce and license others to produce a strip game show for distribution in first-run syndication by others.

          "King World will continue to perform all of its obligations under the agreements and expects that Sony will likewise honor its commitments, both to King World and to the many broadcast stations licensed to exhibit WHEEL OF FORTUNE and JEOPARDY!," King stated. "Indeed, King World has in recent months, succeeded in licensing WHEEL OF FORTUNE and JEOPARDY! through the 2001-2002 television





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season in markets covering more than 75% of the United States. King
World plans to litigate aggressively the matters raised in its complaint and the cross-complaint and is confident that its rights under the agreements will be confirmed."

          King World is the leading worldwide distributor of first-run programming, including WHEEL OF FORTUNE, JEOPARDY! and THE OPRAH WINFREY SHOW, the three highest-rated strips in first-run syndication. The Company produces and distributes INSIDE EDITION and AMERICAN JOURNAL, and distributes THE GERALDO RIVERA SHOW, the MR. FOOD insert and a library of feature films and television programs. The Company's barter subsidiary, Camelot Entertainment Sales, Inc., sells national advertising time in King World and other TV programming. Another subsidiary, King World Direct, is a worldwide, full-service, direct marketing company. WHEEL OF FORTUNE and JEOPARDY! are produced by Columbia TriStar Television, a Sony Pictures Entertainment company. THE OPRAH WINFREY SHOW is produced by HARPO Production, Inc. THE GERALDO RIVERA SHOW is produced by Tribune Entertainment.










For further information contact:    Arthur Sando
                                    King World Productions
                                    (212) 541-0212

                                    Adam Miller
                                    The Abernathy MacGregor
                                    Group, Inc.
                                    (212) 371-5999